Filed pursuant to Rule 433

Free Writing Prospectus dated February 19, 2020

Registration Statement No. 333-226675

FREEPORT-MCMORAN INC.

Pricing Term Sheet – February 19, 2020

$700,000,000 4.125% Senior Notes due 2028 (the “2028 Notes”)

Issuer:	Freeport-McMoRan Inc. (the “Issuer”)

Guarantor:	Freeport-McMoRan Oil & Gas LLC

Security Description:	Senior Unsecured Notes

Distribution:	SEC Registered

Size:	$700,000,000

Issue Price:	100%

Maturity:	March 1, 2028

Coupon:	4.125%

Yield to Maturity:	4.125%

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

First Interest Payment Date:	September 1, 2020

Optional Redemption:

Except as described below and in the sections titled “Optional Redemption with Equity Offering Proceeds” and “Make-Whole Redemption”, the 2028 Notes are not redeemable until March 1, 2023.

The 2028 Notes may be redeemed by the Issuer in whole or in part, from time to time on or after the applicable dates set forth below, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the 2028 Notes to be redeemed to, but not including, the applicable redemption date, if on and after the issue date, redeemed during the twelve-month period beginning on March 1 of the years indicated below:

	Year	Percentage
	2023	102.063%
	2024	101.375%
	2025	100.688%
	2026 and thereafter	100.000%

Optional Redemption with Equity Offering Proceeds:	At any time, or from time to time, on and after the issue date and prior to March 1, 2023, the Issuer may, at its option, redeem in the aggregate up to 35% of the aggregate principal amount of the 2028 Notes with the net cash proceeds of one or more certain equity offerings at a redemption price equal to 104.125% of the principal amount of the 2028 Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption.

Make-Whole Redemption:	The Issuer may, at its option, redeem all or part of the 2028 Notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the date of redemption at any time prior to March 1, 2023.

Use of Proceeds:	The Issuer intends to use the net proceeds from the offering of the 2028 Notes, together with the net proceeds from the 2030 Notes (as defined below) and, if necessary, cash on hand or available liquidity, to fund the purchase of the notes in the tender offers for the Issuer’s outstanding 4.00% Senior Notes due 2021, 3.55% Senior Notes due 2022, 3.875% Senior Notes due 2023 and 4.55% Senior Notes due 2024 and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith. To the extent all of the 4.00% Senior Notes due 2021 are not tendered and purchased in the tender offers, the Issuer may, but is not obligated to, use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining 4.00% Senior Notes due 2021 in accordance with the provisions of the indenture governing the 4.00% Senior Notes due 2021.

Trade Date:	February 19, 2020

Settlement Date:	March 4, 2020 (T+10)

Extended Settlement:	Delivery of the 2028 Notes will be made against payment therefor on or about March 4, 2020, which will be the tenth business day following the date of pricing of the notes, or “T+10.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2028 Notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Minimum Denominations:	$2,000 x $1,000

CUSIP:	35671DCE3

ISIN:	US35671DCE31

Ratings[1]:	Moody’s: Ba1 S&P: BB Fitch: BB+

Bookrunners:

J.P. Morgan Securities LLC

BofA Securities, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

BMO Capital Markets Corp.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Senior Co-Managers:	BBVA Securities Inc. CIBC World Markets Corp. ABN AMRO Securities (USA) LLC Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Co-Managers:	Citizens Capital Markets, Inc. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

Additional Information:	On the date we issue the 2028 Notes, we are also issuing $600,000,000 4.250% Senior Notes due 2030 (the “2030 Notes”).

The Issuer has previously filed a registration statement (including a prospectus and a preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and the post-effective amendment and any other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Changes to Preliminary Prospectus Supplement

In addition to the foregoing pricing information, the preliminary prospectus supplement is hereby revised to reflect the following:

The Issuer has upsized the aggregate principal amount of the offering of the notes to $1,300,000,000. The additional net proceeds will be used to fund the purchase of the tender offer notes in the tender offers. As a result of the upsize, the “As adjusted” numbers in the table under the heading “Capitalization” are amended to assume that: (i) 4.00% Senior Notes due 2021, 3.55% Senior Notes due 2022 and 3.875% Senior Notes due 2023 will be accepted for payment in the tender offers for aggregate principal amounts of $195 million, $658 million and $409 million, respectively (or in the case of the 4.00% Senior Notes due 2021 only, the subsequent redemption of all the 4.00% Senior Notes due 2021 that remain outstanding following the expiration of the tender offer), and such tender offer notes are tendered at or prior to the early tender offer deadline and are purchased at a price of $103.766, $102.375 and $103.50, respectively, per $1,000 principal amount of tender offer notes (or in the case of the Senior Notes due 2021 only, the subsequent redemption of all the 4.00% Senior Notes due 2021 that remain outstanding following the expiration of the tender offer are redeemed at a price of $103.766 per $1,000 principal amount of notes redeemed) and (ii) no 4.55% Senior Notes due 2024 are accepted in the tender offers. Additional conforming changes are hereby made to the preliminary prospectus supplement to reflect the amendments described herein.

Filed pursuant to Rule 433

Free Writing Prospectus dated February 19, 2020

Registration Statement No. 333-226675

FREEPORT-MCMORAN INC.

Pricing Term Sheet – February 19, 2020

$600,000,000 4.250% Senior Notes due 2030 (the “2030 Notes”)

Issuer:	Freeport-McMoRan Inc. (the “Issuer”)

Guarantor:	Freeport-McMoRan Oil & Gas LLC

Security Description:	Senior Unsecured Notes

Distribution:	SEC Registered

Size:	$600,000,000

Issue Price:	100%

Maturity:	March 1, 2030

Coupon:	4.250%

Yield to Maturity:	4.250%

Interest Payment Dates:	March 1 and September 1

Record Dates:	February 15 and August 15

First Interest Payment Date:	September 1, 2020

Optional Redemption:

Except as described below and in the sections titled “Optional Redemption with Equity Offering Proceeds” and “Make-Whole Redemption”, the 2030 Notes are not redeemable until March 1, 2025.

The 2030 Notes may be redeemed by the Issuer in whole or in part, from time to time on or after the applicable dates set forth below, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the 2030 Notes to be redeemed to, but not including, the applicable redemption date, if on and after the issue date, redeemed during the twelve-month period beginning on March 1 of the years indicated below:

	Year	Percentage
	2025	102.125%
	2026	101.417%
	2027	100.708%
	2028 and thereafter	100.000%

Optional Redemption with Equity Offering Proceeds:	At any time, or from time to time, on and after the issue date and prior to March 1, 2025, the Issuer may, at its option, redeem in the aggregate up to 35% of the aggregate principal amount of the 2030 Notes with the net cash proceeds of one or more certain equity offerings at a redemption price equal to 104.250% of the principal amount of the 2030 Notes redeemed, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption.

Make-Whole Redemption:	The Issuer may, at its option, redeem all or part of the 2030 Notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the date of redemption at any time prior to March 1, 2025.

Use of Proceeds:	The Issuer intends to use the net proceeds from the offering of the 2030 Notes, together with the net proceeds from the 2028 Notes (as defined below) and, if necessary, cash on hand or available liquidity, to fund the purchase of the notes in the tender offers for the Issuer’s outstanding 4.00% Senior Notes due 2021, 3.55% Senior Notes due 2022, 3.875% Senior Notes due 2023 and 4.55% Senior Notes due 2024 and the payment of accrued and unpaid interest, premiums, fees and expenses in connection therewith. To the extent all of the 4.00% Senior Notes due 2021 are not tendered and purchased in the tender offers, the Issuer may, but is not obligated to, use a portion of any remaining net proceeds from this offering to redeem all or a portion of the remaining 4.00% Senior Notes due 2021 in accordance with the provisions of the indenture governing the 4.00% Senior Notes due 2021.

Trade Date:	February 19, 2020

Settlement Date:	March 4, 2020 (T+10)

Extended Settlement:	Delivery of the 2030 Notes will be made against payment therefor on or about March 4, 2020, which will be the tenth business day following the date of pricing of the notes, or ‘‘T+10.’’ Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2030 Notes on the date of pricing or the next seven succeeding business days will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Minimum Denominations:	$2,000 x $1,000

CUSIP:	35671DCF0

ISIN:	US35671DCF06

Ratings[2]:	Moody’s: Ba1 S&P: BB Fitch: BB+

Bookrunners:

J.P. Morgan Securities LLC

BofA Securities, Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

BMO Capital Markets Corp.

MUFG Securities Americas Inc.

Scotia Capital (USA) Inc.

Senior Co-Managers:	BBVA Securities Inc. CIBC World Markets Corp. ABN AMRO Securities (USA) LLC Credit Agricole Securities (USA) Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

[2]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Co-Managers:	Citizens Capital Markets, Inc. Loop Capital Markets LLC Siebert Williams Shank & Co., LLC

Additional Information:	On the date we issue the 2030 Notes, we are also issuing $700,000,000 4.125% Senior Notes due 2028 (the “2028 Notes”).

The Issuer has previously filed a registration statement (including a prospectus and a preliminary prospectus supplement) on Form S-3 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and the post-effective amendment and any other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are ‘‘prescribed capital markets products’’ (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Changes to Preliminary Prospectus Supplement

In addition to the foregoing pricing information, the preliminary prospectus supplement is hereby revised to reflect the following:

The Issuer has upsized the aggregate principal amount of the offering of the notes to $1,300,000,000. The additional net proceeds will be used to fund the purchase of the tender offer notes in the tender offers. As a result of the upsize, the “As adjusted” numbers in the table under the heading “Capitalization” are amended to assume that: (i) 4.00% Senior Notes due 2021, 3.55% Senior Notes due 2022 and 3.875% Senior Notes due 2023 will be accepted for payment in the tender offers for aggregate principal amounts of $195 million, $658 million and $409 million, respectively (or in the case of the 4.00% Senior Notes due 2021 only, the subsequent redemption of all the 4.00% Senior Notes due 2021 that remain outstanding following the expiration of the tender offer), and such tender offer notes are tendered at or prior to the early tender offer deadline and are purchased at a price of $103.766, $102.375 and $103.50, respectively, per $1,000 principal amount of tender offer notes (or in the case of the Senior Notes due 2021 only, the subsequent redemption of all the 4.00% Senior Notes due 2021 that remain outstanding following the expiration of the tender offer are redeemed at a price of $103.766 per $1,000 principal amount of notes redeemed) and (ii) no 4.55% Senior Notes due 2024 are accepted in the tender offers. Additional conforming changes are hereby made to the preliminary prospectus supplement to reflect the amendments described herein.